UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2007

DivX, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33029	33-0921758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4780 Eastgate Mall San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 882-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Pursuant to a Share Purchase Agreement dated November 7, 2007 (the “Purchase Agreement”) by and among DivX, Inc. (the “Company”), DivX Holdings, Inc., a wholly owned subsidiary of the Company (“DivX Holdings”) and each of the shareholders of MainConcept AG, a corporation organized under the laws of Germany (“MainConcept”), DivX Holdings acquired all of the outstanding shares of MainConcept. The acquisition closed on November 14, 2007.

In connection with the acquisition, DivX Holdings purchased all of the outstanding shares of MainConcept for approximately $16.2 million in cash and 88,940 shares of the Company’s Common Stock. DivX Holdings also purchased outstanding loans originally extended to MainConcept by one of its shareholders in an aggregate amount of approximately $4.4 million. In addition, the Purchase Agreement provides for additional payments of up to approximately $5.8 million upon the achievement by MainConcept of certain product development goals and certain financial milestones during 2008.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1*	Share Purchase Agreement dated November 7, 2007 by and among DivX, Inc., DivX Holdings, Inc. and each of the shareholders of MainConcept AG.

*	Confidential treatment has been requested with respect to certain portions of the exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVX, INC.

Dated: November 20, 2007	By:	/s/ Dan Halvorson
	Name:	Dan Halvorson
	Title:	Executive Vice President and Chief Financial Officer

2.

INDEX TO EXHIBITS

Number	Description

2.1*	Share Purchase Agreement dated November 7, 2007 by and among DivX, Inc., DivX Holdings, Inc. and each of the shareholders of MainConcept AG.

*	Confidential treatment has been requested with respect to certain portions of the exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.